Exhibit 99.1

KEYNOT E TRANSCRIPT

HERE BE DRAGONS: BITCOIN’S FIRST EVER HASHRATE BEAR MARKET

Rapha Zagury | Bitcoin Asia 2026 | Hong Kong

EVENT	Bitcoin Asia 2026, Nakamoto Stage, Hong Kong Convention and Exhibition Centre, Hong Kong

DATE	Friday, August 28, 2026

SESSION	Here Be Dragons: Bitcoin’s First Ever Hashrate Bear Market

FORMAT	Keynote

TIME	11:25 AM HKT (scheduled 11:25 to 11:40 AM)

RECORDING LENGTH	Approximately 13 minutes 15 seconds

PARTICIPANTS	Rapha Zagury, Chief Executive Officer, Twenty One Capital (NYSE: XXI); Founder, Elektron Energy.

Transcribed by Simply Bitcoin from the original recording. The text was lightly edited for readability; factual statements are reproduced as spoken. Timestamps are approximate and relative to the start of the remarks. This transcript covers spoken remarks only; slide content referenced by the speaker is not reproduced.

RAPHA ZAGURY [0:00] Morning, barely. Good morning. So in the early 1500s, as navigators were going around the world, they created this first artifact, which was basically a globe in copper. And in that globe, they had the areas that they had already mapped, part of the Americas, Asia. But there’s a vast area that wasn’t mapped. And what they would do, they would write in that globe, hic sunt dracones, in Latin, what basically means, Here be dragons.

[0:37] And it doesn’t necessarily mean that it was something bad. It just meant that it was something uncharted. And I think in Bitcoin, there’s some exciting times ahead, definitely uncharted, that we should be thinking about. And we’re living, I think, through the first bear market in hash rate that we’ve ever seen in Bitcoin history.

[1:00] For a long time, and, you know, I founded Elektron Energy, which became one of the largest mining companies in the world. And for a long time, as we were thinking about models, how to think about hash rate, and how hash rate was gonna be growing, we looked at long term trends, and long term trends are massive. Year after year, if you look at very long term trends, network hash rate almost doubled every year. And if you’re just looking at shorter periods of time, 50 percent was the number that a lot of people had in mind. And for a miner, that’s important, because if you’re mining, that means that if network hash rate goes up, you’re getting more diluted, you have less of a network share, and eventually that’s actually less revenue for you.

[1:47] That has changed. It has changed substantially, particularly in the last year. We’re living through something that looks very different than what we saw in 2021 with the China ban. So when mining was banned in 2021, you look at network hash rate, and what had happened is that it collapsed very quickly, and it gradually recovered as those machines that were in China were allocated to other parts of the world.

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[2:13] What we’re seeing now, it’s very different. We’re seeing network hash rate, we hit close to 1.3 zettahashes late last year, and it’s been gradually, still gradually, coming down. This has been the longest period that we’ve seen from an all-time high until recovery.

[2:36] Back to Bitcoin mining. We hear this a lot. I think there are 2 big accusations that we hear about Bitcoin mining. One, that it’s bad business. And two, that it’s wasted energy.

[2:50] Let me start with the first one, that Bitcoin mining is a bad business. And commodity businesses, they don’t come in good and bad, right? They come in where you are in the cost curve. If you’re extracting a commodity at very high cost, yes, it is gonna be a bad business for you. But if you’re at the left side of the cost curve, that could be a very profitable business and potentially extremely healthy.

[3:18] Bitcoin is a very unique commodity when you think about commodities, right? First of all, just like oil, it is fungible, but I think it’s the purest form of commodity that we’ve ever seen. Satoshi embedded in code the difficulty adjustment, which basically means that no matter how much more hash rate you have out there, on average, a block is still going to be mined every 10 minutes. That’s very different, because when you compare, for example, with oil or gold, typically higher prices lead to more development, to more mining in different places, which eventually leads to more supply hitting the market and prices eventually coming down. In Bitcoin mining, it doesn’t matter. We can turn off our hashing machines that we currently have, the market wouldn’t feel it. In 2 weeks, we’re gonna have a new difficulty adjustment.

[4:11] And I think when we think about how many, how, you know, why many people failed in mining in the past, it’s much more about their capital structure and their cost structure than it is about hash price, about Bitcoin price, and about where we are in the network.

[4:29] Just look at an example. If you pick two miners, and if you look at their different unit economics, imagine they just bought a fleet of ASICs. One has very low cost of energy, very efficient machines. The other one has higher cost of energy and less efficient machines. What it means in terms of, that’s the difference between having very high margins and having to shut down your production.

[4:56] And the market, of course, improved from where it was, but hash price is still, compared to historical levels, relatively low.

[5:07] Big question we get all the time, and by the way, on Twenty One Capital, the first thing we think about as we’re thinking about opportunities is, how does that opportunity perform compared to Bitcoin? Bitcoin is our standard. Bitcoin is our benchmark, and if you can’t beat Bitcoin, investors should just be buying an ETF at the end of the day, because that’s less risky than holding an operating business. And in mining, we get that question all the time about, if I have a dollar, should I be looking to invest in mining, or should I be buying Bitcoin?

[5:39] And the answer is, if you only have $1, buy Bitcoin first. I think that’s the best way to express your view. But in a diversification, if you’re looking at investing in larger scale, mining can make a ton of sense.

[5:56] Fundamentally, when you think about Bitcoin mining right at the end of the day, and I’m gonna simplify here a ton, Bitcoin mining is gonna outperform Bitcoin in a scenario where Bitcoin price goes up faster than network hash rate. So if Bitcoin price is going up by 50, 100 percent a year, and network hash rate is flat, you have a much higher chance of outperforming.

[6:27] I think for a company, as I was saying, the right decision was never about buying Bitcoin or mining. The better risk adjusted allocation is to have a little bit of both.

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[6:42] I’ll come back to that, but let me address the second point, because that’s an important one, that Bitcoin mining wastes energy. We hear that all the time, you know, it’s repeated as rhetoric a lot, that it’s bad business for the environment, that it’s a waste of energy. So let me tell you a story.

[7:01] Back in 2002, a while back, I was at Yale, had my summer job at Yale, and instead of going to Wall Street, I decided to do something completely different at the time. I went back to Brazil, to where I’m from, and I went to a project in the middle of the Amazon. So this is a place where, to get there, you fly to Manaus, which is already remote. Then you hop into a very small plane. You land in a dirt airfield, then you hop into a boat. You go up a stream, you know, maybe for 5, 6 hours, and then you get to somewhere you are. One of the most beautiful places you can think about, very rich in terms of having, you know, there’s no starvation. You can just literally just pick fruit off the trees, you can fish, a lot of wealth in that perspective, but they lacked one thing. There was no energy in that city. That city was called Manicoré. It’s the middle of the Amazon. You can look it up. There’s green, a horizon of green all around you. And with no energy, you know, we would see people dying from diseases that, you know, have been eradicated in other places for decades, and it was still happening there, because there was no access to medicine. Medicine would go bad. There was no refrigeration. We saw kids studying, and the school is all open, because there’s no, of course, air conditioning. At night, night falls, and the forest reclaims everything.

[8:34] Energy is the substrate of everything that we call development. Lack of energy is equal lack of development.

[8:43] So I think that’s the first thing we should have in mind, that energy consumption by definition is not bad. It’s actually directly related to human progress. In fact, if we look at the data, right, so this is the data that is showing a very high correlation between GDP per capita and energy consumption. And a lot of people will look at this chart and they will tell you, well, this doesn’t tell you exactly what’s cause and consequence, right? There’s a correlation inverted here. And when I get that question, I go back to the story in the Amazon. I say, listen, I’ve seen the other side of this, which is being at the bottom side of that curve, where you have less energy consumption and poverty.

[9:34] The other thing about mining is that it’s extremely flexible. It’s the most flexible load ever invented, right? If you have a steel mill, which steel basically is energy, what you’re doing is that, you know, you’re inputting a lot of energy to get your output at the other side. And you shut down a steel mill, depending of where you are, it can take months to get back online. So when they lose energy, it’s a problem. It’s a massive problem. Mining, we don’t care. Machines can be turned on and off at the whim at the end of the day.

[10:06] We’re starting to have, I think, very good conversations, particularly with governments and energy companies, exactly about that, which is there is load that is just sitting there. It’s not going anywhere.

Most of the cities actually have excess load, right? And mining can come in and stabilize the grid massively from where it was.

[10:27] So when we talk about, you know, wasted energy, I don’t think that, you know, fish are wasting energy when they’re swimming upstream, right? And we saw that in the Amazon as well, they’re swimming upstream to create a new generation. I don’t think that where we are is similar to what we saw in 2021. It’s very different.

[10:50] I think mining also opens a set of optionality that we didn’t have in the past, and we see that, you know, the obvious one is on AI and HPC opportunities and the use of energy. All this optionality that you have with Bitcoin mining, it’s rarely put into the pricing of it.

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[11:11] And that optionality comes from the energy option, which I just mentioned. The share option, you know, the beautiful thing about Bitcoin mining being in a bear market of hash rate is that for those that stay around, for those that stick to the course, they naturally get a higher share of the market. The proximity option of being close to Bitcoin, right? At the end of the day, you know, we look at our team at Elektron, we’re all Bitcoiners. We all came to doing mining because we were originally Bitcoiners. Mining gets very close to the protocol level, to understanding the protocol level. And then the last one is infrastructure. Mining is, I can tell you, like, there were a lot of investors that I had conversations with that when you talk about mining, investing in mining, it’s something that for them, coming from the real asset world, it’s much simpler and much clearer to grok than investing in Bitcoin, because for them, that’s a real, they can see it, right? It’s like you see the mining, see the data centers.

[12:12] That’s another advantage. I think we are at a stretch that, you know, we’re extremely well positioned for Bitcoin mining for the first time at scale, exactly because of what I mentioned. I think in one side you have the Bitcoin price at a very compressed level, and at the other you have the dynamics in network hash rate being very well positioned. I didn’t need to tell you this, but if you look at the public mining companies out there, there really isn’t anybody staying the course to mine Bitcoin at scale. Pretty much everybody is leaving the industry right now.

[12:53] So I’ll finish here. As I said, I think, you know, Bitcoin mining is at the crossroad, is at the best place where energy, the energy revolution, meets the Bitcoin revolution, and exciting times ahead to continue to be building. Thank you.

[END OF TRANSCRIPT]

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